Exhibit 10.2

DISCOUNTED STOCK PURCHASE AGREEMENT

BETWEEN:	MOHAWK INDUSTRIES, Inc. a company organised and existing under the laws of Delaware, the United States of America, having its executive offices at 160 South Industrial Blvd., Calhoun, GA 30701, USA

Represented for the purpose of this Agreement by Mr. Jeffrey Lorberbaum, Chairman and CEO, and Mr. Frank Boykin, CFO

Hereinafter referred to as the “Company”

AND:	Mr. Paul De Cock, domiciled at 1000 Brussels, Madrillegang 1,

Mr. Bernard Thiers, domiciled at 8780 Oostrozebeke, Stationsstraat 134,

Mr. Marc Van Canneyt, domiciled at 8770 Wielsbeke, Vierlindenstraat 16,

Mr. Paul De Fraeye, domiciled at 7890 Gavere, Baaigemstraat 131,

Hereinafter jointly referred to as the “UNILIN Management”

PREAMBLE

Whereas an indirect subsidiary of the Company acquired all stock in UNILIN FLOORING BVBA and its subsidiaries on October 31, 2005;

Whereas the Company wishes to memorialize the terms upon which members of the UNILIN Management shall purchase shares of the Company;

Whereas this Agreement is intended to encourage stock ownership by the UNILIN Management and to be an incentive to them to remain involved, improve operations, increase profits and contribute more significantly to the Company’s success.

THEREFORE IT HAS BEEN AGREED AS FOLLOWS

Article 1 : Stock purchase/sale

1.1	Purchase of Shares

The UNILIN Management shall purchase and the Company shall sell to the UNILIN management, in aggregate 585,549 shares (the “Initial Purchase Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), computed as follows:

Mr. Paul De Cock :	195,573 shares

Mr. Bernard Thiers :	182,106 shares

Mr. Marc Van Canneyt :	74,365 shares

Mr. Paul De Fraeye :	133,505 shares

1.2	Listing

The Company shall list, within one year following the payment of the Initial Purchase Price, on the New York Stock Exchange, the Initial Purchase Shares, and the Company shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

Article 2 : Purchase Price

2.1	Initial Purchase Price

The purchase price per share at the date of this Agreement shall be equal to $81.00 USD (the “Initial Purchase Price”).

2.2.	Discount on the Initial Purchase Price

2.2.1.	The Initial Purchase Price shall be reduced in accordance and subject to the conditions set forth in this Article 2.2.

2.2.2.	The maximum amount of the aggregate discount shall be equal to the number of Mohawk shares of Common Stock corresponding to 15 million USD based on a Mohawk share price equal to the average closing price of Mohawk Common Stock over the 20 trading day period ending July 2, 2005: i.e. 15 million USD divided by 85.39 USD equals 175,665 shares. The maximum amount of the discount payable with respect to any financial year shall be 20%, as indicated on Exhibit 1.

The discount (maximum 175,665 shares of Mohawk Common Stock) shall be awarded according to the same repartition as the stock purchase/sale repartition, mentioned in Article 1:

– Mr. Paul De Cock :	58,672 shares

– Mr. Bernard Thiers :	54,632 shares

– Mr. Marc Van Canneyt :	22,309 shares

– Mr. Paul De Fraeye :	40,052 shares

2.2.3.	The discount may be earned over a five-year period (2006 until 2010) and shall be annually granted on the Initial Purchase Price to the extent and in accordance with the EBITDA Goals as set forth in exhibit 1.

2.2.4.	The discount shall be determined and paid out each year on March 31 of the year following the relevant financial year. The discount shall be paid in cash (on the basis of the average closing price of Mohawk Common Stock over the 20 trading day period ending December 31 of the financial year). For example, if Mr. De Cock earns a discount of 10,000 shares in a financial year and the average price of Mohawk Common Stock over the 20 trading period ending on December 31 of that year is $100, Mr. De Cock would be entitled to receive a cash amount equal to $1,000,000.

2.2.5.	If the minimal level of EBITDA is not achieved in a given financial year, no discount is obtained with respect to that year.

2.2.6.	If the EBITDA levels achieved are between the minimal level and the target levels set forth in exhibit 1, the discount shall be interpolated as to the percentage mentioned in the last three columns of exhibit 1.

2.2.7.	Notwithstanding articles 2.2.5. and 2.2.6., missed discounts can nevertheless be earned by making up the aggregate EBITDA shortfall in precedent or subsequent years, and can also be earned on any excess EBITDA for year 2005 as compared to 2005 target level.

2.2.8.	In case of a departure of (a) member(s) of the UNILIN Management, prior to October 31, 2010, and with respect to the year in which the departure occurs, the leaving member(s) of the UNILIN Management shall be entitled to the discount of the year in which the departure occurs, based on the EBITDA achieved of that year and calculated on a pro rata temporis basis. Such member of the UNILIN Management shall not be entitled to receive any additional discount otherwise payable for subsequent years.

Example : in case of a departure in mid year 2008 and in case of the following performance levels being achieved :

Year 2006, EBITDA = 284
Year 2007, EBITDA = 304
Year 2008, EBITDA = 309

The relevant member of the UNILIN Management shall be entitled to 46.25% of the aggregate discount (20% + 20% + (12.5% x 1/2)).

2.3.	Calculation of the annual EBITDA

2.3.1	The annual EBITDA shall be calculated in accordance with exhibit 2.

2.3.2.	For the computation of the EBITDA as provided in exhibit 1, the following shall be in addition taken into consideration :

•	present sales through Mohawk distribution will be computed at pre-agreed transfer prices or included based on mutually agreeable goals. Future additional margins and costs resulting from the integration of UNILIN within Mohawk will be included (i.e. no adjustment shall be made with respect to the Bonus Scheme EBITDA targets).

•	there shall be an adjustment to the above-mentioned EBITDA targets as agreed upon by the parties in case of an acquisition or a divestiture.

•	any Mohawk corporate charges will be offset by adjustments to goals.

•	any changes in accounting methods (e.g. changeover towards US GAAP) will require formula adjustments.

•	all direct expenses, including audits and management incentives (except those related to the Discounted Stock Purchase Agreement and the Agreement on SOP granted by Mohawk) will be included in operating results, except all the third party accounting, tax and legal expenses relating to the integration of UNILIN in Mohawk. The increased expenses for new third party audits and regulatory approvals required under SEC and NYSE regulations are estimated to amount to approximately 1,000,000 EUR per year for UNILIN, unless demonstrated otherwise.

•	the use of capital (as budgeted in the DELOITTE VDD) above base plan will be charged quarterly at an annualized 9% rate from operating results. Use of capital below plan can be carried forward to subsequent years.

2.3.3.1	The EBITDA shall be calculated on the basis of the Company’s annual accounts for the relevant financial year as approved by the Company’s Annual Shareholders’ Meeting.

2.3.3.2	If there is a dispute regarding the calculation of the EBITDA, the Company and the disputing members of UNILIN Management shall attempt to resolve this dispute and to agree on the EBITDA for the relevant financial year.

2.3.3.3	If the Company and the disputing members of UNILIN Management are not able to reach agreement, the disputed issues shall be submitted for resolution to an audit firm of international standing (the “Independent Expert”) which is a member of the Belgian Institute of Certified Auditors (“Institut des Réviseurs d’Entreprises” / “Instituut der Bedrijfsrevisoren”), and which shall be appointed by the President of the Belgian Institute of Certified Auditors as third-party expert, at the request of the Party first seeking such an appointment. The Independent Expert shall be unrelated to the Parties. The Independent Expert shall be instructed to determine the EBITDA for the relevant financial year in accordance with the rules set out in this Article 2.3.

2.3.3.4	The Independent Expert shall determine the EBITDA for the relevant financial year and shall notify the Parties of its decision (it being understood that such notice shall include a statement of the basis of the Independent Expert’s decision), within sixty days after its appointment. The EBITDA as determined by the Independent Expert shall be binding upon the Parties.

2.3.3.5	The disputing members of UNILIN Management, on the one hand, and the Company, on the other hand, shall each bear 50% of the Independent Expert’s fees.

Article 3 : Payment of the Initial Purchase Price

The aggregate Initial Purchase Price shall be paid by the respective members of UNILIN Management by wire transfer according to the following wire instructions:

Beneficiary:	Mohawk Industries, Inc.
Account Number:	2052601008907
Bank:	Wachovia Bank, N.A.
Routing Number:	061000227
Swift Number:	FUNBUS33INT
Reference:	[Name of Member of UNILIN Management]

Such payment shall be made within five business days following the date of this Agreement, as follows :

Mr. Paul De Cock :	15,841,413 USD

Mr. Bernard Thiers :	14,750,586 USD

Mr. Marc Van Canneyt :	6,023,565 USD

Mr. Paul De Fraeye :	10,813,905 USD

Article 4 : Ownership and Transfer Restrictions

The ownership of the Initial Purchase Shares shall be transferred upon payment of the Initial Purchase Price, but shall remain subject to the transfer restrictions imposed pursuant to Article 5.

Article 5 : Non-transferability

5.1	The Initial Purchase Shares acquired pursuant to this Agreement may not be sold, transferred, pledged, hypothecated, disposed of, or redeemed prior to the date that is two years after the date of the payment of the Initial Purchase Price. Beginning with the second anniversary of the date hereof and upon the next two year anniversaries thereafter, such restrictions shall lapse with respect to one-third of such Initial Purchase Shares such that such member shall be free to dispose of any and all of such Initial Purchase Shares as of the date which is four years after the date hereof, subject to the other restrictions contained herein.

5.2	Such member understands that stop transfer instructions will be given to the Company’s transfer agent and noted on the appropriate records of the Company to the effect that the Initial Purchase Shares may not be transferred out of such member’s name unless following the release of the transfer restrictions imposed by this Agreement and delivery to the transfer agent of evidence satisfactory that such transfer will be in accordance with the provisions of Regulation S or pursuant to registration or an available exemption therefrom under the 1933 Act. Such member further agrees that there will be placed on the certificates for the Initial Purchase Shares, if any, or any substitutions therefor, a legend stating in substance as follows, and such member understands and agrees that the Company shall refuse to permit the transfer of the Initial Purchase Shares out of such member’s name and that the Initial Purchase Shares must be held indefinitely in the absence of compliance with the terms of such legend:

“The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or any state securities laws and may not be transferred, nor will any assignee or endorsee hereof be recognized as an owner hereof by the issuer for any purpose, unless such transfer or assignment is in accordance with the provisions of Regulation S under the 1933 Act or pursuant to registration under the 1933 Act or an available exemption therefrom. The shares evidenced by this certificate may not be the subject of any hedging transactions unless in compliance with the 1933 Act. The shares evidenced by this certificate are subject to the terms of that certain Discounted Stock Purchase Agreement dated as of October [    ], 2005, by and between Mohawk Industries, Inc., Mr. Paul De Cock, Mr. Bernard Thiers, Mr. Marc Van Canneyt, and Mr. Paul De Fraeye, and such shares may not be sold, transferred, pledged, hypothecated, disposed of, or redeemed until the lapse of all of the restrictions contained therein.”

Article 6: Rights and Obligations related to the Stock

6.1	Each member of Unilin Management acknowledges that the issuance of the Initial Purchase Shares has not been registered under the federal Securities Act of 1933, as amended (the “1933 Act”), or any state securities laws in reliance upon exemptions from registration contained in the 1933 Act and such state securities laws, and that the Company’s reliance upon such exemptions is based in part upon such member’s representations, warranties and agreements contained herein.

6.2	Each member of Unilin Management acknowledges that, prior to the execution hereof, such member had the opportunity to ask questions of and receive answers or obtain additional information from a representative of the Company concerning the financial and other affairs of the Company and the terms and conditions of the offering of the Initial Purchase Shares to which this Agreement relates, and, to the extent such member believed necessary in light of his personal knowledge of the Company’s affairs, such member has asked such questions and received satisfactory answers.

6.3	Each member of Unilin Management represents, warrants and agrees as follows:

(1) Such member has carefully read this Agreement and has, to the extent believed necessary, discussed the representations, warranties and agreements contained herein and therein and the applicable limitations upon such member’s resale of the Initial Purchase Shares with such member’s counsel.

(2) Such member is purchasing the Initial Purchase Shares for his own account, with the intention of holding the Initial Purchase Shares for investment, with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the Initial Purchase Shares; and such member shall not make any sale, transfer or other disposition of the Initial Purchase Shares without registration under the 1933 Act and any applicable state securities laws unless an exemption from registration is available under the 1933 Act and such state securities laws.

(3) Such member is familiar with the business in which the Company will be engaged, and based upon such member’s knowledge and experience in financial and business matters, such member is familiar with investments of this sort and is capable of evaluating the merits and risks of this investment.

(4) Such member is financially able to bear the economic risk of this investment, including the ability to afford holding the Initial Purchase Shares for an indefinite period or to afford a complete loss of this investment.

(5) Such member is a non-U.S. resident eighteen years of age or older, and such member’s principal residence is at the address shown under such member’s signature on the bottom of this Agreement.

(6) Such member will resell the Initial Purchase Shares only in accordance with the provisions of Regulation S under the 1933 Act, pursuant to registration under the 1933 Act, or pursuant to an available exemption from registration under the 1933 Act.

(7) Such member will not engage in hedging transactions with regard to the Initial Purchase Shares unless in compliance with the 1933 Act.

6.4.	Tax and related contributions

(1) Each member of UNILIN Management expressly accepts that he will be fully and solely responsible for reporting every benefit that might arise under this Agreement to the Tax and Social Security Authorities, and for the payment of any income tax and other legal contributions assessed thereon, including interest, fine, tax increase, penalty or other equivalent surcharge, as it might be imposed by the authorities.

(2) Each member of UNILIN Management expressly commits himself to indemnify the Company and any of its subsidiaries for all taxes and contributions mentioned under article 6.4.(1) which would be assessed with or claimed to the Company or any of its subsidiaries, at the Company’s first request.

Article 7: Applicable law and jurisdiction

The present agreement shall be governed by and being interpreted according to the laws of the State of Georgia, USA.

In case of a dispute arising from or further to the present agreement, the courts of Georgia will be exclusively competent.

Done at                     , on October 31, 2005, in five original copies, each party acknowledging having received one original copy duly signed.

For the Company	For the UNILIN MANAGEMENT

/s/ Jeffrey Lorberbaum	/s/ Paul De Cock
Mr. Jeffrey Lorberbaum	Mr. Paul De Cock
C.E.O.

/s/ Frank Boykin	/s/ Bernard Thiers
Mr. Frank Boykin	Bernard Thiers
C.F.O.

/s/ Marc Van Canneyt
Mr. Marc Van Canneyt

/s/ Paul De Fraeye
Mr. Paul De Fraeye

Enclosures : Exhibits 1 and 2

EXHIBIT 1

Discount scheme table

	Millions of EUR
Year	Minimal	Intermediate Threshold	Target	Percentage of discount earned
				Minimal	Intermediate Threshold	Target
2005			255
2006	264	274	284	5%	12.5%	20%
2007	284	294	304	5%	12.5%	20%
2008	299	309	319	5%	12.5%	20%
2009	314	324	334	5%	12.5%	20%
2010	330	340	350	5%	12.5%	20%
Aggregate (2006 till 2010)			1,591	25%	62.5%	100%

Exhibit 2

Calculation of the EBITDA

Turnover	External sales Stock movements Year-end rebates Cash discounts Laminate Flooring BU

Other revenues To add	Insurance indemnities Sale fixed assets Other non direct business related income

Sales Costs Less	Transport Credit insurance Commissions Cash discounts (all BU’s except Laminate Flooring BU)

Purchases Less	Raw material costs including packaging & stock movements

Direct costs Less	Salaries & wages Maintenance Energy Other

Indirect costs Production costs Sales costs Administration costs Less	Energy, Insurance Publicity, Sales teams Communication, office supplies, external fees Exceptional results

= EBITDA